SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 8, 2010

ELEPHANT TALK COMMUNICATIONS INC.
(Exact name of registrant as specified in Charter)

California	000-30061	95-4557538
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

19103 Centre Rose Boulevard Lutz, FL 33558 United States
(Address of principal executive offices)

+ 1 813 926 8920
(Issuer's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On October 8, 2010, Elephant Talk Communications, Inc. (the “Company”) consummated the final closing of its 2010 private placement offering in the United States (the “U.S. Offering”) of units comprised of one share of common stock, no par value (the “Common Stock”) and warrants to purchase shares of Common Stock at $1.50 per share of Common Stock (the “Warrants”, and together with the Common Stock, the “Units”) to accredited investors. The Units were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). As a result of the completion of the U.S. Offering, certain promissory notes and loans (including accrued interest on such loans) held by QAT II Investments, SA, an investment entity related to certain of the Company’s officers and directors (“QAT II”) were automatically converted into Units (such conversion, together with the U.S. Offering, the “Offering”). The Company sold an aggregate of $13,738,021 in principal amount of Units in the Offering, including $5,612,450 principal amount in Units sold by the Company’s unrelated FINRA broker-dealer, Dawson James Securities, Inc. (“Dawson James”) and $8,125,571 from the automatic conversions of the promissory notes and loans held by QAT II. The Units were sold (or converted) at $1.20 per Unit (the “Unit Price”). As a result, the Company delivered 11,448,359 shares of Common Stock and Warrants to purchase an aggregate of 11,448,359 shares of Common Stock. The Company intends to use the net cash proceeds from the Offering primarily for working capital.

In connection with the fourth and final closing of the U.S. Offering, the Company received net proceeds of $4,976,414, after payment of commissions of approximately $505,120 and expenses of $94,249.  Dawson James received: (i) a cash commission of 9% of the gross proceeds of the U.S. Offering and (ii) 2% of the gross proceeds of the U.S. Offering for non-accountable expenses. In addition, Dawson James received five-year warrants to acquire an aggregate of 841,869 shares of Common Stock at an exercise price of $1.50 per share.  The Company also paid $36,667 in legal fees.

In the Offering, the Company raised in the aggregate $22,125,571 in gross proceeds, including $14,000,000 in cash raised by Dawson James (with full exercise of the $3,000,000 over-allotment option) and $8,125,571 in automatic conversions by QAT II.  After payment of commissions, non-accountable expenses and other fees and expenses, the Company received net cash proceeds of $12,340,908 (and the cancellation of $8,125,571 of promissory notes and loans held by QAT II).  The Company delivered an aggregate of 14,437,997 shares of Common Stock and warrants to purchase an aggregate of 21,564,392 shares of Common Stock, including 17,515,552 warrants with an exercise price of $1.50, 2,300,780 warrants with an exercise price of $1.45, 406,560 warrants with an exercise price of $1.61 and 1,341,500 warrants with an exercise price of $1.73.

The Warrants, and the 2,100,005 warrants issued to Dawson James in connection with the U.S. Offering, entitle the holders to purchase shares of Common Stock reserved for issuance thereunder for a period of five years from the date of issuance and contain certain anti-dilution rights on terms specified in such warrants.  In the event (i) the trading price the Common Stock exceeds $2.25 for twenty consecutive trading days and (ii) there is an effective registration statement with a current prospectus on file with the Securities and Exchange Commission, the Company has the option to redeem such warrants.  The Company is obligated to register the Common Stock and Warrants underlying the Units, as well as the warrants issued to Dawson James, on a registration statement to be filed in connection with the Offering. In addition the investors in the Offering are entitled to unlimited piggy-back registration rights.

The remaining warrants are exercisable for a period of five (5) years and also contain certain anti-dilution rights.  Additionally such warrants are mandatorily exercisable upon written notice, at the respective exercise price, in the event that the average of the last closing sale price of the Common Stock exceeds $2.25 for twenty (20) consecutive trading days.

The Common Stock, Warrants and other warrants have not been registered under the Securities Act, or any state securities laws, and are being offered and sold only in the United States and Europe to “accredited investors” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(2) of the Securities Act.  Neither the Commission nor any state securities commission or regulatory body has approved or disapproved the securities.  Any representation to the contrary is a criminal offense.

Item 9.01	Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 14, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEPHANT TALK COMMUNICATIONS INC.

/s/ Steven van der Velden
Steven van der Velden
Chief Executive Officer

Dated:  October 15, 2010